[AT&T LOGO]


NEWS RELEASE

FOR RELEASE WEDNESDAY, APRIL 24, 2002

        AT&T Earns 6 Cents Per Diluted Share from Continuing Operations,
                         Excluding Other Expense/Income

                       Reported Revenue is $12.02 Billion

               Reported First-Quarter Loss Per Share of 28 Cents,
                     Including a 24-Cent Accounting Change

NEW YORK AT&T (NYSE: T) today announced first-quarter earnings of $0.06 per diluted share from continuing operations, excluding other expense/income, compared with a loss of $0.02 on the same basis for the same quarter last year.

On a reported basis, AT&T lost $0.05 per diluted share from continuing operations and a total loss of $0.28 per diluted share, or $975 million, including the cumulative effect of a required accounting change. The accounting change resulted in a non-cash charge of $856 million after tax, or $0.24 per diluted share, due to the cumulative effect of adopting Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Additionally, AT&Ts first quarter reported earnings included $580 million of pretax impairment charges associated with certain investments and contractual obligations.

In the year-ago quarter, the company reported a loss of $0.17 per diluted share from continuing operations. The new accounting standard eliminates amortization of goodwill and franchise costs. Amortization of these items in the first quarter of 2001 had a $0.12 per diluted share impact to continuing operations.

AT&Ts  first-quarter   EBITDA  from  continuing   operations,   excluding  other
expense/income, totaled $3.28 billion, a decline of 11.7 percent from the year-ago quarter.

Revenue for the quarter was $12.02 billion, a decline of 8.4 percent on a pro forma basis compared to the year-ago quarter, primarily due to continued declines in long distance voice services. Declining revenue was offset by growth at AT&T Broadband, primarily in high-speed data, telephony and digital video, as well as growth at AT&T Business in data/Internet Protocol (IP)/managed services and local services. Pro forma revenue is adjusted for the deconsolidation of HYPERLINK "mailto:Excite@Home" Excite@Home and significant closed cable dispositions and acquisitions. On a reported basis, revenue declined 11.3 percent from the year-ago quarter.

"During the quarter we maintained our focus on managing costs, increasing revenue in our growth businesses, and improving customer satisfaction, said AT&T Chairman and CEO C. Michael Armstrong. AT&T Business experienced solid growth in packet and local services, despite challenging economic conditions. AT&T Consumer, which continues to report industry-leading long distance EBIT margins, began offering local service in two more states. And AT&T Broadband reached an important milestone as cable telephony reached the EBITDA break-even point. The unit also hired and trained approximately 1,000 new customer service representatives and added more than half a million new telephony, high-speed data and digital video customers."

AT&T BUSINESS UNIT HIGHLIGHTS

AT&T Business reported an EBIT margin, excluding other expense/income, of 13.5 percent, compared with 16.5 percent in the year-ago quarter. This decline reflects the impact of pricing pressures and the transition from higher margin long distance services to lower margin growth business services. The units EBIT, on the same basis, was $883 million. The units first-quarter revenue was $6.53 billion, a decline of 8.0 percent from the year-ago quarter. The units revenue reflects a continuing decline in long distance voice services due to continued pricing pressures, partly offset by growth in data/IP/managed services and local voice services.

Data/IP/managed services revenue grew about 6 percent year-over-year. Excluding low-speed private line services, data/IP/managed services growth was approximately 8 percent. Approximately 1 percent of total data/IP/managed services revenue and 1 percentage point of revenue growth were attributable to customer premises equipment sales, which are a key part of the customer bundle. Slowing revenue growth in data services is largely attributable to pricing pressures and continued economic weakness.

Packet services revenue, which includes frame relay, IP and asynchronous transfer mode (ATM), grew about 20 percent, led by strong growth in IP. Revenue for total IP services grew approximately 37 percent over the year-ago quarter. Managed services, which includes IP, managed network services, e-infrastructure, and high availability and security services, grew about 21 percent.

Long distance voice revenue declined approximately 19 percent from the year-ago quarter, as current pricing levels work their way through the contract base and the proportion of wholesale minutes increases as a result of success in markets such as wireless. Overall calling volumes were roughly flat, as strong outbound growth was offset by inbound volume weakness, driven by key industry sectors such as travel, financial services and retail.

Local voice revenue grew nearly 17 percent year-over-year. More than 100,000 access lines were added in the quarter, bringing the total number of access lines in service to more than 3 million. During the quarter the unit continued to focus on increasing its use of its existing footprint in 90 cities.

AT&T Consumer reported an EBIT margin, excluding other expense/income, of 26.3 percent, compared with 32.8 percent in the year-ago quarter, and EBIT of $821 million on the same basis. The unit had revenue of $3.13 billion, a decline of
22.0 percent from the year-ago quarter, due to the effects of competition, wireless and Internet substitution, a shift to lower-priced products such as prepaid cards, and customer migration to lower-priced calling plans.

During the quarter AT&T Consumer entered the local service market in Michigan and Georgia using the unbundled network elements platform (UNE-P). AT&T Consumer now offers local service in four states, and provides local service to approximately 1.3 million customers.

AT&T Broadband's EBITDA, excluding other expense/income, was $465 million for the quarter. EBITDA margin, on the same basis, was 19.0 percent. Excluding the impact of Comcast merger-related costs, AT&T Broadbands EBITDA margin was 20.4 percent. AT&T Broadband grew pro forma revenue, which is adjusted for significant closed cable dispositions and acquisitions, 13.9 percent over the year-ago quarter to $2.44 billion. The increase was primarily from advanced services including high-speed data, telephony and digital video, as well as increased basic video revenue due to a rate increase that took effect on January 1, 2002, partially offset by a loss of basic subscribers. On a reported basis, revenue decreased 1.1 percent from the year-ago quarter.

During the quarter the unit added more than 500,000 revenue generating units, which includes digital video, high-speed data and cable telephony customers. The number of basic video customers declined by approximately 179,000, most of which was due to non-recurring factors associated with the conclusion of certain promotional activities and stricter enforcement of credit and related operating policies.

AT&T Broadband continues to focus on key priorities for the business by investing in customer service and committing to spend more than $1.1 billion in 2002 on plant upgrades, efforts which are expected to reduce customer churn, improve video offerings and provide new marketable homes for high-speed data and telephony.

Corporate and Other includes corporate staff functions and eliminations. EBIT, excluding other expense/income, increased $276 million due primarily to the impact of Excite@Home which was consolidated in the first quarter of 2001, but not in the first quarter of 2002. The increase was partially offset by a lower pension credit, primarily driven by a lower pension trust asset base resulting from lower investment returns.

Reported revenue of negative $69 million consisted primarily of the elimination of inter-segment revenue. Corporate and other revenue increased $54 million in the first quarter of 2002 versus the prior year quarter, adjusted for the deconsolidation of Excite@Home. The increase was primarily driven by lower internal revenue eliminations as a result of the split-off of AT&T Wireless on July 9, 2001, partially offset by increased internal sales from AT&T Business to AT&T Broadband.

OUTLOOK

AT&T Business

On April 1, 2002, AT&T concluded the unwind of its Concert joint venture with BT. As a result, AT&T Business anticipates reporting incremental revenue of approximately $575-$675 million, distributed evenly over the remainder of 2002, as it integrates these operations. Concerts operating losses and costs related to its reintegration, global strategy implementation and network expansion and development will also drive an incremental reduction of $200-$250 million in EBIT, excluding other expense/income, for the remaining three quarters of 2002, with approximately 10-15 percent of this decline coming in the second quarter, and the balance distributed evenly over the second half of the year. Approximately half of the total reduction is for one-time integration costs and expenses for expanding AT&Ts global network, particularly in Europe.


Based on a continuing trend of constrained spending on telecommunications services in the business market, AT&T Business has adjusted expectations by one percent to reflect a full-year revenue decline of approximately 7 percent, excluding the anticipated Concert revenue of $575-$675 million. Including Concert revenue, the decline is expected to be in the 4.5 to 5 percent range. For the second quarter, excluding the impact of Concert, AT&T Business expects a similar to slightly improved rate of revenue decline versus the first quarter rate of 8 percent. Including Concert, the second quarter rate of decline will improve by 2-4 percentage points.

Despite revenue pressures, and as previously anticipated, AT&T Business expects second quarter and full-year EBIT, excluding other expense/income, margins to decline slightly, by 1 to 2 percentage points, compared to the restated 2001 margin of 13.3 percent, excluding the impact of the Concert integration. Including the impact of the Concert integration, full-year EBIT margin, excluding other expense/income, for 2002 is expected to decline approximately 1 additional percentage point, resulting in a total decline of 2 to 3 percentage points.

AT&T Consumer

AT&T Consumer expects 2002 revenue to reflect the increased impact of wireless and Internet substitution, the ongoing impact of Regional Bell Operating Companies entries into long distance, and the migration of current customers to lower-priced calling plans and products. These factors, which were evident in the units first quarter revenue results, will continue throughout the year. The unit continues to anticipate a full-year revenue decline in the mid-20 percent range.

The unit continues to expect these same factors to also impact its full-year EBIT margin, excluding other expense/income, and reaffirmed its expectation of a double-digit percentage point decline in EBIT margin.

In 2002, the core communications services business of AT&T, which primarily includes AT&T Business and AT&T Consumer, expects to reduce its capital expenditures by $300-$400 million from previously announced levels as a result of more tightly disciplined spending. The company now expects full-year capital spending for these units to be in the range of $3.8-$4.2 billion.

AT&T Broadband

AT&T Broadband now expects second quarter revenue to grow approximately 10 percent compared to the year-ago quarter, primarily due to a decline in the number of basic video subscribers and lower advertising revenue growth rate compared to the year-ago quarter. The unit expects third and fourth quarter growth rates to increase from this second quarter low point, and expects full-year revenue growth to be in the low double-digits. The unit now expects full-year EBITDA, excluding other expense/income and Comcast merger-related costs, of $2.4-$2.5 billion due to lower revenue associated with subscriber declines, coupled with contingency planning expenses related to support vendor issues. This EBITDA outlook, however, does not include a more extensive alternate arrangement for certain support functions should that become necessary in 2002. The unit continues to expect 2002 RGU growth to be similar to 2001.

AT&T Group

On an overall company basis and excluding the impact of Concert, AT&T said it anticipates second quarter revenue to decline at a rate similar to the first quarter decline of 8.4 percent. Including the Concert impact, the company expects the second quarter revenue rate decline to improve 1 to 2 percentage points from the first quarter rate.

The company expects second quarter EPS, excluding other expense/income, to be in the range of $0.01 to $0.04. On the same basis, the company expects EBITDA to be approximately $3.0 billion.

DEFINITIONS:

AT&T Group does not include the results of Liberty Media Group, which was tracked as a separate class of stock through August 10, 2001, the split-off date.

EBIT refers to earnings before interest, taxes, extraordinary item, cumulative effect of accounting changes, dividend requirements on preferred stock and discontinued operations.

EBIT,   excluding  other   expense/income,   refers  to  EBIT,  excluding  other
expense/income and pretax net losses/earnings related to equity investments.

EBITDA refers to EBIT, excluding depreciation and amortization, and minority interest other than Excite@Homes minority interest.

EBITDA, excluding other expense/income, refers to EBITDA, excluding other expense/income and pretax net losses/earnings related to equity investments.

EBIT margin refers to EBIT as a percentage of reported revenue.

EBITDA margin refers to EBITDA as a percentage of reported revenue.

EPS from continuing operations, excluding other expense/income, refers to earnings per share, excluding other expense/income, net losses/earnings related to equity investments, extraordinary item, cumulative effect of accounting changes, dividend requirements on preferred stock and discontinued operations.

Pro forma revenue: First-quarter 2001 revenue is adjusted for significant cable acquisitions and dispositions closed in 2001 and the deconsolidation of Excite@Home as applicable, as if these events occurred on January 1, 2001.

1ST Quarter at a Glance          1Q02 vs. 1Q01       1ST Quarter Highlights
AT&T revenue                  $12.02B   (8.4%)*      EPS from continuing operations, excluding
                                                     other expense/income                             $0.06

AT&T Broadband revenue        $2.44B    13.9%*       Reported EPS from continuing operations          ($0.05)

AT&T Business revenue         $6.53B    (8.0%)       Reported EPS                                     ($0.28)

AT&T Consumer revenue         $3.13B    (22.0%)      Total Assets                                     $152.8B

EBITDA, excluding
  other expense/income        $3.28B    (11.7%)      Debt, net of cash and monetizations              $34.4B

Reported EBITDA               $2.64B    (8.6%)

EBIT, excluding other
  expense/income              $1.30B    (4.8%)

Reported EBIT                 $664M     44.6%

Capital expenditures          $1.35B    (39.7%)

*First-quarter  2001 revenue is adjusted for significant cable  acquisitions and
dispositions  closed  in  2001  and  the  deconsolidation  of  Excite@Home,   as
applicable, as if these events occurred on January 1, 2001.

                                   AT&T Group
                 Combined Statements of Operations (Unaudited)
--------------------------------------------------------------------------------
                                                            For the Three Months
                                                              Ended  March 31,
Dollars in Millions (except per share amounts)                2002        2001
--------------------------------------------------------------------------------
Revenue                                                  $  12,023    $ 13,551

Operating Expenses
    Costs of services and products                           3,290       3,572
    Access and other connection                              2,808       3,151
    Selling, general and administrative                      2,585       2,794
    Depreciation and other amortization                      1,816       1,702
    Amortization of goodwill, franchise costs
      and other purchased intangibles                           79         710
    Net restructuring and other charges                         56         808
                                                         ---------    --------
Total operating expenses                                    10,634      12,737
                                                         ---------    --------
Operating income                                             1,389         814
Other (expense), net                                          (162)       (783)
Interest expense                                               767         879
                                                         ---------    --------
Income (loss) from continuing operations before
  income taxes, minority interest and dividends on
  subsidiary preferred stock and net (losses)
  related to equity investments                                460        (848)
Provision for income taxes                                     266         218
Minority interest and dividends on subsidiary
  preferred stock                                              (57)        640
Net (losses) related to equity investments                    (297)        (57)
                                                         ---------    --------
(Loss) from continuing operations                             (160)       (483)
(Loss) from discontinued operations-net of tax                   -         (68)
                                                         ---------    --------
(Loss) before extraordinary gain and cumulative
  effect of accounting changes                                (160)       (551)
                                                         ---------    --------
Extraordinary gain-net of tax                                   41           -
Cumulative effect of accounting changes- net of tax           (856)        359
                                                         ---------    --------
Net (loss) of AT&T Group                                      (975)       (192)
Dividend requirements of preferred stock, net                    -        (181)
                                                         ---------    --------
(Loss) attributable to common shareowners                $    (975)   $   (373)
                                                         ---------    --------
AT&T Common Stock Group:
(Loss)                                                   $    (975)   $   (366)
Weighted-average shares (millions)                           3,546       3,805
Weighted-average shares and potential common
  shares (millions)*                                         3,546       3,805
(Loss) from continuing operations per basic and
  diluted share                                          $   (0.05)   $  (0.17)
(Loss) from discontinued operations per basic and
  diluted share                                                  -       (0.02)
Extraordinary gain per basic and diluted share                0.01           -
Cumulative effect of accounting changes per basic
  and diluted share                                          (0.24)       0.09
                                                         ---------    --------
(Loss) per basic and diluted share                       $   (0.28)   $  (0.10)
                                                         ---------    --------

Dividends declared per share                             $  0.0375    $ 0.0375
                                                         ---------    --------
AT&T Wireless Group:
(Loss)                                                   $       -    $     (7)
Weighted-average shares (millions)                               -         363
Weighted-average shares and potential common
  shares (millions)*                                             -         363
(Loss) per basic and diluted share                       $       -    $  (0.02)
                                                         ---------    --------

*Weighted-average shares assumes dilution from the potential conversion of debt and equity securities and the potential exercise of outstanding stock options and other performance awards, unless they are anti-dilutive to (loss) earnings per diluted share.



Earnings Per Share Reconciliation

The following table reconciles the reported (loss) per diluted share to earnings excluding other (expense), net and net (losses) related to equity investments per diluted share:

                                           For the three months ended March 31,
                                               2002                     2001
Reported (loss) from continuing
operations per diluted share                 ($0.05)                  ($0.17)

    Less reconciling items:
        Other (expense), net                  (0.03)                   (0.13)
        Net (losses) related to
          equity investments                  (0.08)                   (0.02)
                                               ----                     ----
                                              (0.11)                   (0.15)
                                               ----                     ----
Earnings (loss) per diluted share
from continuing operations
excluding other (expense), net, and
net (losses) related to equity
investments                                   $0.06                   ($0.02)

                                   AT&T Group
                       Combined Balance Sheets (Unaudited)
--------------------------------------------------------------------------------
                                                        March 31,   December 31,
Dollars in Millions                                         2002           2001
--------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                              $   2,343     $   10,592
Accounts receivables, less allowances
  of $810 and $827                                         7,347          7,736
Other receivables                                          1,520          1,645
Investments                                                  477            668
Deferred income taxes                                      1,175          1,230
Other current assets                                         737            657
                                                       ---------     ----------
   Total Current Assets                                   13,599         22,528

Property, plant & equipment, net of accumulated
  depreciation of $33,732 and $32,046                     40,829         41,322
Franchise costs, net of accumulated amortization
  of $2,501 in 2001                                       41,381         42,819
Goodwill, net of accumulated amortization of
  $1,307 in 2001                                          24,668         24,675
Investments and related advances                          21,790         23,818
Prepaid pension costs                                      3,391          3,337
Other assets                                               7,149          6,783
                                                       ---------     ----------
   Total Assets                                        $ 152,807     $  165,282
                                                       ---------     ----------
LIABILITIES
Accounts payable                                       $   3,866     $    4,744
Payroll and benefit-related liabilities                    1,602          2,084
Debt maturing within one year                              5,233         12,958
Other current liabiilities                                 5,273          5,641
                                                       ---------     ----------
   Total Current Liabilities                              15,974         25,427

Long-term debt                                            39,070         40,527
Long-term benefit-related liabilities                      3,590          3,594
Deferred income taxes                                     27,762         28,160
Other long-term liabilities and deferred credits           7,691          7,614
                                                       ---------     ----------
   Total Liabilities                                      94,087        105,322
                                                       ---------     ----------
Minority interest                                          2,732          3,560

Company-Obligated Convertible Quarterly Income
  Preferred Securities of Subsidiary Trust Holding
  Solely Subordinated Debt Securities of AT&T              4,723          4,720

SHAREOWNERS' EQUITY
AT&T Common Stock, $1 par value, authorized
  6,000,000,000 shares; issued and outstanding
  3,566,313,758 shares (net of 851,814,745 treasury
  shares) at March 31, 2002, and 3,542,405,744
  shares (net of 851,746,431 treasury shares) at
  December 31, 2001                                        3,566          3,542

Additional paid-in capital                                49,983         49,265
Accumulated (deficit)                                     (1,760)          (785)
Accumulated other comprehensive (loss)                      (524)          (342)
                                                       ---------     ----------
   Total Shareowners' Equity                              51,265         51,680
                                                       ---------     ----------
TOTAL LIABILITIES AND SHAREOWNERS' EQUITY              $ 152,807     $  165,282
                                                       ---------     ----------



The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. These factors include the rate of decline of traditional long distance voice services, technology change and substitution, the actions of competitors in all segments in setting prices, conditions of excess capacity, and rates of implementation of regulatory changes that favor competitors and promote remonopolization.

For a more detailed description of the factors that could cause actual results to differ from forecast, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.